UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 8, 2007

TEMPUR-PEDIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

(800) 878-8889

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 8, 2007, Tempur-Pedic International Inc. (the “Company”) entered into Amendment No. 3 and Consent (the “Amendment” ) to its Credit Agreement dated as of October 18, 2005, as amended, with Bank of America, N.A., Nordea Bank Danmark A/S, Fifth Third Bank, SunTrust Bank, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., National City Bank and Regions Bank. Attached as Exhibit 10.1 and incorporated by reference herein is the Amendment.

The Amendment increases the total availability under the credit facility to an aggregate of $540 million, by increasing the domestic revolving commitments by $122 million and the aggregate foreign revolving commitments by $30 million. The Amendment also provides for (i) the extension of the credit facility expiration date to June 2012; (ii) an option for the Company to increase the domestic revolver by an additional $100 million; (iii) the elimination of the automatic quarterly reduction of the domestic revolver by $3 million; (iv) the replacement of the fixed charge ratio with an interest coverage ratio; and (v) a decrease in the applicable margins and fees. The Company currently expects that funds borrowed under the credit facility would be used for general corporate purposes, which could include funding share repurchases.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
10.1	Amendment No. 3 and Consent dated as of June 8, 2007, by and among Tempur World LLC, Tempur Production USA, Inc., Dan-Foam ApS, Tempur-Pedic International, Inc. and certain other subsidiaries as guarantors, Bank of America, N.A. , Nordea Bank Danmark A/S, Fifth Third Bank, SunTrust Bank, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., National City Bank and Regions Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2007

Tempur-Pedic International Inc.

By:	/s/ Dale E. Williams
Name:	Dale E. Williams
Title:	Chief Financial Officer and Executive Vice President

EXHIBIT LIST

Exhibit	Description
10.1	Amendment No. 3 and Consent dated as of June 8, 2007, by and among Tempur World LLC, Tempur Production USA, Inc., Dan-Foam ApS, Tempur-Pedic International, Inc. and certain other subsidiaries as guarantors, Bank of America, N.A. , Norda Bank Danmark A/S, Fifth Third Bank, SunTrust Bank, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., National City Bank and Regions Bank